Exhibit 99.3

Certain Updated Disclosure

The following table presents (i) historical net proved developed and undeveloped reserves as of December 31, 2025 of us based on our reserve report, (ii) historical net proved developed and undeveloped reserves as of December 31, 2025 of the Antero Upstream Assets (as defined below) based upon the reserve report of DeGolyer and MacNaughton for the estimates of the oil, natural gas and NGL reserves, related future net cash flows and the present values thereof related to the Antero Upstream Assets (as defined below) as of December 31, 2025 and (iii) our pro forma combined net proved developed and undeveloped reserves as of December 31, 2025, giving effect to the acquisitions (the “Antero Acquisitions”) of (a) certain rights, title and interests in upstream oil and gas properties, rights and related assets located in the State of Ohio (the “Antero Upstream Assets”) from Antero Resources Corporation, Antero Minerals LLC and Monroe Pipeline LLC (collectively, the “Upstream Sellers”), pursuant to that certain purchase and sale agreement, dated December 5, 2025, by and among the Infinity Natural Resources, LLC (the “Issuer”), Northern Oil and Gas Inc. (“Northern”) and the Upstream Sellers, for a combined cash purchase price of approximately $800 million and (b) certain gathering, compression and transportation systems, water facilities and systems, equipment and related assets located in the counties of Belmont, Guernsey, Monroe, Noble and Washington, Ohio (the “Antero Midstream Assets” and, together with the Antero Upstream Assets, the “Antero Assets”) from Antero Midstream LLC, Antero Water LLC and Antero Treatment LLC (collectively, the “Midstream Sellers”) pursuant to that certain purchase and sale agreement, dated December 5, 2025, by and among the Issuer, Northern and the Midstream Sellers.

The following summary pro forma combined reserve data giving effect to the Antero Acquisitions as of December 31, 2025 has been prepared for illustrative purposes only and is not intended to be a projection of our future results. Future results may vary significantly from the results reflected because of various factors.

	Infinity Historical(1)	Antero Upstream Assets Historical(2)	Infinity and Antero Upstream Pro Forma Combined
Proved developed reserves:
Crude oil (MBbls)	14,717	850	15,567
Natural Gas (MMcf)	417,362	273,292	690,654
NGL (MBbls)	15,958	9,551	25,509
Total proved developed reserves (MBoe)(4)	100,235	55,950	156,185
Proved undeveloped reserves:
Crude oil (MBbls)	21,954	217	22,171
Natural Gas (MMcf)	499,262	23,818	523,080
NGL (MBbls)	19,589	1,544	21,133
Total proved undeveloped reserves (MBoe)(4)	124,753	5,731	130,484
Total proved reserves:
Crude oil (MBbls)	36,671	1,066	37,737
Natural Gas (MMcf)	916,624	297,110	1,213,734
NGL (MBbls)	35,548	11,096	46,644
Total proved reserves (MBoe)(3)(4)	224,989	61,680	286,669
Proved developed reserves (%)	45%	91%	54%
Total undeveloped reserves (%)	55%	9%	46%
Reserve values (in thousands):
Standardized Measure of discounted future net cash flows	$1,081,193	$269,782	$1,350,975
Discounted future income tax expense	$251,800	$—	$251,800
Total proved pre-tax PV-10(5)	$1,332,993	$269,782	$1,602,775

(1)

Our estimated reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC regulations. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $65.34 per barrel for oil, $3.39 per MMBtu for natural gas at December 31, 2025. These base prices were adjusted for differentials on a per property basis, including local basis differentials and fuel costs, resulting in $58.61 per barrel for oil, $2.77 per Mcf for natural gas, and $23.20 per barrel for NGLs at December 31, 2025.

(2)

The estimated reserves of the Antero Upstream Assets were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC regulations. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $65.34 per barrel for oil, $3.39 per MMBtu for natural gas at December 31, 2025 These base prices were adjusted for differentials on a per property basis, including local basis differentials and fuel costs, resulting in $53.36 per barrel for oil, $3.49 per Mcf for natural gas, and $40.62 per barrel for NGLs at December 31, 2025.

(3)

All proved reserves as of December 31, 2025 were part of a development plan adopted by management indicating that such locations were scheduled to be drilled within five years of initial classification.

(4)	Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.
(5)

PV-10 is a non-GAAP financial measure and represents the present value of estimated future cash inflows from proved oil and gas reserves and less future development and production costs, discounted at 10% per annum to reflect the timing of future cash flows. For a reconciliation of PV-1, see below. With respect to PV-10 calculated as of an interim date, it is not practicable to calculate the taxes for the related interim period because GAAP does not provide for disclosure of Standardized Measure on an interim basis.

	Infinity Historical		Antero Assets Historical	Infinity and Antero Assets Pro Forma Combined
	For the Year Ended December 31,		For the Year Ended December 31,	For the Year Ended December 31,
(in thousands)	2024	2025	2025	2025
Standardized Measure	$972,518	$1,081,193	$269,782	$1,350,975
Discounted future income tax expense	—	251,800	—	251,800
PV-10	$972,518	$1,332,993	$269,782	$1,602,775

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The summary pro forma combined production data set forth below give effect to the Antero Acquisitions as if they had been completed as of the periods presented thereby but exclude expenses paid to the Midstream Sellers for gathering, compression and other midstream related costs. The following summary pro forma production data has been prepared for illustrative purposes only and are not intended to be a projection of our future results. Future results may vary significantly from the results reflected because of various factors.

	Infinity Historical	Antero Upstream Assets Historical	Infinity and Antero Upstream Pro Forma Combined(1)
	For the Year Ended December 31, 2025
Production data:
Oil (MBbls)	3,074	71	3,145
Natural gas (MMcf)	45,596	23,234	68,830
NGL (MBbls)	2,209	899	3,108
Total (MMcfe)	77,292	29,056	106,348

(1)	Pro forma combined production represents the arithmetic sum of the Issuer and the Antero Upstream Assets production data.

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